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                                                                    Exhibit 10.1

                                            August 2, 1996



Mr. Wesley W. von Schack
404 Beaver Road
Sewickley, PA  15143

Dear Mr. von Schack:

          This letter sets forth the terms and conditions of your resignation as Chairman of the Board, President and Chief Executive Officer of DQE, Inc. ("DQE") and Duquesne Light Company ("Duquesne Light" and together with DQE sometimes hereinafter called the "Companies") effective August 9, 1996 (the "Effective Date").

          Section A below describes your resignation and certain benefits you will be entitled to receive from the Companies in connection therewith. Section B sets forth certain covenants by you to the Companies. Section C contains general terms and conditions.

          If you find the terms and conditions set forth in this letter agreement to be acceptable, please sign and date both this original letter and the enclosed duplicate copy hereof in the space provided on the last page and return the duplicate copy to the Company.

Section A.  Resignation
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            1.  DQE and Duquesne Light accept and acknowledge your resignation as Chairman of the Board, President and Chief Executive Officer, and as a member of the Board of Directors, of DQE, and your resignation as Chairman of the Board, President and Chief Executive Officer, and as a member of the Board of Directors, of Duquesne Light as of the Effective Date. As soon as practicable following the Effective Date, you shall receive from the Companies, subject to tax withholding as set forth in Subsection 5 Section C hereof, a lump sum payment accrued but previously unpaid salary and a payment of $120,428, representing pro rata portion of your target bonus for fiscal year 1996. For a period of one month after the Effective Date, the Companies shall, at their expense but subject to the customary employee premium contribution, continue your coverage under their medical benefits program.

            2. Your resignation is accepted with the consent of the Companies for purposes of the DQE, Inc., Long-Term Incentive Plan (the "LTIP"). It is agreed that all of your stock options granted to and currently held by you are fully awarded, vested and exercisable as of the Effective Date. Except as provided in this paragraph, the applicable terms of the LTIP and your stock option agreements with the Companies shall remain in full force and effect.

            3. Your benefits under all qualified and non-qualified retirement and 401(k) plans of the Companies in which you currently participate, including without limitation the Retirement Plan for Employees of Duquesne Light Company, the Supplemental Retirement Plan for Non-Represented Employees of Duquesne Light Company, the Duquesne Light Company 401(k) Retirement Savings Plan for Management Employees and the Duquesne Light Company Pension Service Supplement Plan, are fully vested and nonforfeitable and shall be distributed in accordance with the terms of those plans.

            4. Except as expressly provided herein, the Companies shall have no obligations to you of any nature whatsoever following the Effective Date.

Section B.  Certain Covenants
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            1.  You acknowledge that all Confidential Information shall at all times remain the property of the Companies and their affiliates (i.e., another company the majority interest of which is owned by DQE or a direct or indirect subsidiary of DQE). "Confidential Information" means all information disclosed to you or known by you as a consequence of or through your employment, which is not generally known in the industry in which the Companies or any affiliate is or may become engaged, about the Companies' or an affiliate's business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It includes, but is not limited to, proprietary information and trade secrets of the Companies and their affiliates. It will be presumed that information supplied to any of the Companies or their affiliates from outside sources is Confidential Information unless and until it is designated otherwise. You will not at any time directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Companies to do so.

            2. You covenant and agree that for a period of one (1) year following the Effective Date, you shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business located within a 150 mile radius of the principal place of business of the Companies located in Pittsburgh, Pennsylvania or in the states of Ohio or West Virginia. For purposes of this letter agreement, the term "Competing Business" shall mean any person, corporation or other entity which develops, produces, markets, sells or services
(1) any energy product or service, including but not limited to gas or electric products or services, and/or (2) any product or service which is the same as or similar to products or services which the Companies or their affiliates developed, produced, marketed, or sold, including but not limited to energy products and services, within the last year prior to the Effective Date. You recognize that the Companies conduct or intend to conduct business within the geographic area set forth herein, and therefore you agree that this restriction is reasonable and necessary to protect the business of the Companies.

            3. You agree that for a period of two (2) years following the Effective Date, you shall not, directly or indirectly, solicit the business of, or do business with any customer, supplier, or prospective customer or supplier of the companies or an affiliate of the Companies with whom you had direct or indirect contact or about whom you may have acquired any knowledge while employed by the Companies.

            4. You agree that, for a period of two (2) years following the Effective Date, you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Companies or an affiliate of the Companies to leave the Companies or an affiliate for any reason whatsoever, or hire or solicit the services of any employee of the Companies or an affiliate.

            5. You acknowledge that the legal remedy available to the Companies and their affiliates for any breach of covenants by you will be inadequate, and, therefore, in the event of any threatened or actual breach of this letter agreement, the Companies or an affiliate shall be entitled to specific enforcement of this letter agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by you or another against the Companies or an affiliate, whether predicated on this letter agreement
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or otherwise, shall not constitute a defense to enforcement by the Companies or an affiliate of this letter agreement.

            6. On or as soon as practicable after the Effective Date, you will deliver to the Companies the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information and Inventions then in your possession or under your control, whether prepared by you or by others. Upon request by the Companies, you will deliver to the Companies the originals and all copies of Works then in your possession or under your control.

Section C.  General Terms
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            1.  You irrevocably and unconditionally release, remit, acquit and discharge the Companies, their respective officers, directors, agents, employees, successors and assigns (separately and collectively "releasees"), jointly and individually, from any and all claims, known or unknown, which you, your heirs, successors or assigns have or may have against releasees arising from and during employment, in connection with the execution and delivery of this letter agreement or as a result of termination of your employment, whether those claims are past or present, whether they arise from common law or statute, whether they arise from labor laws or discrimination laws, or any other law, rule or regulation. You specifically acknowledge that this release is applicable to any claim under the AGE DISCRIMINATION IN EMPLOYMENT ACT and the CIVIL RIGHTS ACT OF 1964. This release is for any relief, no matter what such relief is called and no matter what form it takes, including but not limited to wages, back pay, front pay, compensatory damages, punitive damages or damages for pain or suffering, or attorney fees.

            2. You acknowledge that you have carefully read this letter agreement and have been advised prior to execution hereof to seek the advice of an attorney, and that this letter agreement so advises you, that you had the opportunity to have an attorney explain to you the terms of the foregoing, that you know and understand the contents of the foregoing, that you execute this document knowingly and voluntarily as your own free act and deed, and that this document was freely negotiated and entered into without fraud, duress or coercion.

            3. You acknowledge that you were given adequate time in which to consider whether to execute this letter agreement before being required to make a decision.

            4. You will, in all communications, discussions and actions, not express unfavorable views with regard to the Companies, their subsidiaries and other affiliates, and their respective stockholders, directors, officers, employees and agents, past and present. Likewise, the directors and officers of the Companies will not express unfavorable views with regard to you. You and the Companies will keep confidential the terms of this letter agreement except as may be required by law.

            5. The parties acknowledge that certain amounts payable pursuant to this letter agreement will be subject to income tax, social security tax and other federal, state and local tax withholdings. The Companies will be entitled to withhold from any payment hereunder the amount of any federal, state and local withholding taxes applicable to the compensation and benefits provided to you under this letter agreement.

            6. Any notice or other communication required or permitted under this letter agreement will be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed, if to the Company, to 411 Seventh
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Avenue, P. O. Box 1930, Pittsburgh, PA 15230, or if to you, to 404 Beaver Road,
Sewickley, PA 15143, or to such other address as either party may designate by notice to the other, and will be deemed to be given upon receipt.

            7. If any provision of this letter agreement is determined to be invalid or unenforceable, the balance of this letter agreement will remain in effect, and if any provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

            8. This letter agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter, and may be terminated or amended only by a writing signed by the parties hereto. Without limiting the generality of the foregoing, you and the Companies hereby acknowledge the cancellation and termination in its entirety, effective immediately, of the Employment Agreement, dated as of December 15, 1992, between you and Companies, as amended.

            9. The provisions of this letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania other than the conflict of law provisions of such laws.

            10. You agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be required by the Company to implement the provisions and purposes of this letter agreement.



                                            Very truly yours,



                                            DQE, Inc.

                                            By:  /s/ V. A. Roque
                                            Vice President and General Counsel


                                            DUQUESNE LIGHT COMPANY

                                            By:  /s/ V. A. Roque
                                            Vice President and General Counsel

Received and accepted by, and intending to be legally bound hereby:

/s/ Wesley W. von Schack                    8/5/96
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    Wesley W. von Schack                     Date